Exhibit 99.1

SUBSCRIPTION AGREEMENT

MONTAGU RESOURCES CORP.
Suite 900- 555 Burrard Street
Vancouver, British Columbia
Canada V7X 1M8

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser" ) is purchasing __________________________________________________ (__________) shares of Common Stock of Montegu Resources Corp. (the "Company") at a price of $0.10 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that __________________________________ solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than ____________________________.

MAKE CHECK PAYABLE TO: Montegu Resources Corp.

Executed this _____ day of ___________________, 200___.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.10	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

Montegu Resources Corp.

By:

Title: